As filed with the United States Securities and Exchange Commission on October 16, 2025.

Registration No. 333-290758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Actelis Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	52-2160309
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Actelis Networks, Inc.
4039 Clipper Court
Fremont, CA 94538
(510) 545-1045

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tuvia Barlev
Chief Executive Officer and Chairman of the Board of Directors
Actelis Networks, Inc.
4039 Clipper Court
Fremont, CA 94538
(510) 545-1045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eyal Peled, Esq.
Greenberg Traurig LLP
One Vanderbilt Avenue,
New York, New York 10017
Phone: (212) 801-9210
Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

If the Securities and Exchange Commission resumes full operation before the Registration Statement becomes effective, we may file an amendment to this Registration Statement requesting a delay or change in the effectiveness of the Registration Statement.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-290758) of Actelis Networks, Inc. (the “Registration Statement”) is being filed solely for the purpose of including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of the Registration Statement 20 days following the filing of Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Company in connection with this offering. All expenses incurred with respect to the registration of the Common Stock will be borne by the Company. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$778.77
Printing expenses	$2,000
Accounting fees and expenses	$6,000
Legal fees and expenses	$15,000
Total	$23,778.77

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) enables a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), contains such a provision.

In addition, Section 145 of the Delaware Law provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred.

The Company’s Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Delaware Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act.

On May 4, 2023, we entered into a securities purchase agreement with an investor, pursuant to which we agreed to issue and sell to the investor in a private placement (i) 190,000 shares of our Common Stock, (ii) 754,670 pre-funded warrants to purchase up to 754,670 shares of our Common Stock and (iii) 944,670 shares of Common Stock issuable upon the exercise of common warrants, at a purchase price of $3.705 per share of Common Stock and related common warrant, or $3.7049 per pre-funded warrant and related common warrant, for a total aggregate gross proceeds of approximately $3.5 million. The offering closed on May 8, 2023. Following an amendment in September 2023, the common warrants now have an exercise price of $2.75 per share, are exercisable immediately upon issuance and expire five and one-half years following the issuance. The pre-funded warrants were sold in lieu of shares of Common Stock, are exercisable immediately upon issuance, have an exercise price of $0.0001 per share and expire when exercised in full. We also agreed to issue to the Placement Agent, 66,127 shares of Common Stock at an exercise price per share of $4.6313 and a term of five and one-half years.

On November 8, 2023, we issued to the Placement Agent an additional 55,000 shares of Common Stock issuable upon the exercise of common warrants, at a purchase price of $2.75 per share. As part of the December 2023 Private Placement, we agreed, subject to our shareholders approval, which has not yet been obtained, to amend the exercise price of the warrants to $1.18 per share.

On December 17, 2023, we entered into a securities purchase agreement with an investor, pursuant to which we agreed to issue and sell to the investor in a private placement (i) 301,000 shares of our Common Stock, (ii) 970,187 pre-funded warrants to purchase up to 970,187 shares of our Common Stock and (iii) 1,271,187 shares of Common Stock issuable upon the exercise of common warrants, at a purchase price of $1.18 per share of Common Stock and related common warrant, or $1.1799 per pre-funded warrant and related common warrant, for a total aggregate gross proceeds of approximately $1.5 million.  The offering closed on December 20, 2023. The common warrants have an exercise price of $1.18 per share, are exercisable immediately upon issuance and expire five and one-half years following the issuance. The pre-funded warrants were sold in lieu of shares of Common Stock, are exercisable immediately upon issuance, have an exercise price of $0.0001 per share and expire when exercised in full. We also agreed to issue to H.C. Wainwright & Co., LLC, the Placement Agent, 88,983 shares of Common Stock at an exercise price per share of $1.475 and a term of five and one-half years.

On June 5, 2024, we entered into an inducement letter with the holder of May 2023 Warrants. Pursuant to the inducement letter, the holder agreed to exercise for cash its May 2023 Warrants to purchase an aggregate of 999,670 shares of our Common Stock at an exercise price of $2.75 per share, in consideration of our agreement to issue the June 2024 Warrants to purchase up to an aggregate of 1,999,340 shares of our Common Stock, at an exercise price of $2.00 per share. We also agreed to issue to the Placement Agent 69,977 shares of Common Stock at an exercise price per share of $3.4375 and a term of five and one-half years. Our total aggregate gross proceeds were approximately $3.0 million, and the transaction closed on June 6, 2024.

On June 30, 2024, we entered into an inducement letter with the holder of June 2024 Warrants. Pursuant to the inducement letter, the holder agreed to exercise for cash 999,670 of its June 2024 Warrants to purchase an aggregate of 999,670 shares of our Common Stock at an exercise price of $2.00 per share, in consideration of our agreement to issue July 2024 Warrants to purchase up to an aggregate of 1,999,340 shares of our Common Stock, at an exercise price of $1.75 per share. We also agreed to issue to the Placement Agent 69,977 shares of Common Stock at an exercise price of $2.50 per share and a term of five and one-half years. Our total aggregate gross proceeds were approximately $2.25 million, and the transaction closed on July 2, 2024.

On June 30, 2025, we entered into the Purchase Agreement with certain Investors, pursuant to which we agreed to issue and sell to the Investors in the July 2025 Private Placement (a) 1,626,019 shares of Common Stock, (b) Series A-3 warrants to purchase up to 1,626,019 shares of Common Stock, and (c) Series A-4 Warrants to purchase up to 3,252,038 shares of Common Stock, for a purchase price of $0.615 per share and related Common Warrants, for a total aggregate gross proceeds of approximately $1 million. The July 2025 Private Placement closed on July 2, 2025.

On September 2, 2025, we entered into the Inducement Letter pursuant to which the holder of the Company exercised warrants to purchase an aggregate of 4,270,197 shares of the Company’s Common Stock, at an exercise price of $0.37 per share in consideration of the Company’s agreement to New Warrants to purchase up to an aggregate of 6,405,296 shares of the Company’s Common Stock at an exercise price of $0.37 per share. The Company received aggregate gross proceeds of approximately $1.6 million from the exercise of the Existing Warrants by the Holder, before deducting financial advisory fees and other offering expenses payable by the Company.

On September 27, 2025, we entered into the ELOC Purchase Agreement, with White Lion, which became effective as of October 1, 2025, pursuant to which the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $30,000,000 in aggregate gross purchase price (the “Commitment Amount”) of newly issued shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement.

On September 27, 2025, the Company entered into the PIPE Purchase Agreement with White Lion, pursuant to which the Company agreed to issue and sell to White Lion in a private placement (i) 871,766 shares of Common Stock, and (ii) Pre-Funded Warrants to purchase up to 3,128,234 shares of Common Stock for a purchase price of $0.2125 per share of Common Stock and $0.2124 per Pre-Funded Warrant, for a total aggregate gross proceeds of approximately $850,000. The Offering closed on September 29, 2025.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.	Description
3.1	Form of the Twenty-Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated May 2, 2022 (as filed as Exhibit 3.5 to the Company’s Form S-1/A, filed on May 10, 2022)
3.2	Amended and Restated Bylaws of Actelis Networks, Inc. (as filed as Exhibit 3.4 to the Company’s Form S-1/A, filed on May 10, 2022)
4.1	Form of Representative’s Warrant (as filed as Exhibit 4.1 to the Company’s Form S-1/A, filed on May 2, 2022)
4.2	Form of Common Warrant (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.3	Form of Pre-Funded Warrant (as filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.4	Form of Placement Agent Warrant (as filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.5	Form of Common Warrant (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.6	Form of Pre-Funded Warrant (as filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.7	Form of Placement Agent Warrant (as filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.8	Form of Credit Agreement (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed on February 14, 2024).
4.9	Form of Series A-3 Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on July 3, 2025)
4.10	Form of Series A-4 Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on July 3, 2025)
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on July 3, 2025)
4.12	Form of New Warrant (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on September 3, 2025)
4.13	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on September 3, 2025)
5.1*	Opinion of Greenberg Traurig LLP
10.1	Lease by and between Actelis Networks Israel, Ltd. and Moshe Smucha, dated January 13, 2000 (as filed as Exhibit 10.2 to the Company’s Form S-1/A, filed on May 2, 2022)
10.2	First Amendment to the Lease and Management Agreements from October 22, 2017, by and between Homerton Investments, Ltd. and Actelis Networks Israel Ltd., dated April 14, 2021 (as filed as Exhibit 10.3 to the Company’s Form S-1/A, filed on May 2, 2022)
10.3	Employment Agreement between Actelis Networks, Inc. and Mr. Tuvia Barlev dated February 15, 2015 (as filed as Exhibit 10.9 to the Company’s Form S-1/A, filed on May 2, 2022)
10.4	Offer letter between Actelis Networks, Inc. and Mr. Yoav Efron dated November 30, 2017 (as furnished as Exhibit 10.10 to the Company’s Form S-1/A, filed on May 10, 2022)
10.5	Employment Agreement between Actelis Networks Israel, Ltd. And Mr. Yoav Efron dated November 30, 2017 (as furnished as Exhibit 10.11 to the Company’s Form S-1/A, filed on May 10, 2022)

10.6	Consulting Agreement between Actelis Networks, Inc. and Barlev Enterprises dated February 20, 2015 (as furnished as Exhibit 10.12 to the Company’s Form S-1/A, filed on May 10, 2022)
10.7	Actelis Networks, Inc. 2015 Equity Incentive Plan (as filed as Exhibit 10.13 to the Company’s Form S-1, filed on April 15, 2022)
10.8	Amendment No. 1 to 2015 Equity Incentive Plan (as filed as Exhibit 10.14 to the Company’s Form S-1, filed on April 15, 2022)
10.9	Senior Loan Agreement between Migdalor Business Investment Fund and Actelis Networks Israel, Ltd., dated December 2, 2020 (as filed as Exhibit 10.16 to the Company’s Form S-1, filed on April 15, 2022)
10.10	Amendment Number 1 to Senior Loan Agreement between Migdalor Business Investment Fund and Actelis Networks Israel, Ltd., dated November 17, 2021 (as filed as Exhibit 10.17 to the Company’s Form S-1, filed on April 15, 2022)
10.11	Securities Purchase and Loan Repayment Agreement between Actelis Networks, Inc. and Mr. Tuvia Barlev dated April 15, 2022 (as filed as Exhibit 10.18 to the Company’s Form S-1, filed on April 15, 2022)
10.12	Form of Securities Purchase Agreement (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
10.13	Form of Registration Rights Agreement (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
10.14	Form of Warrant Amendment (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.15	Form of Securities Purchase Agreement (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.16	Form of Warrant Amendment (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.17	Form of Registration Rights Agreement (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.18	Form of Inducement Letter (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 6, 2024)
10.19	Form of June 2024 Warrant (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 6, 2024)
10.20	Form of June 2024 Placement Agent Warrant (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 6, 2024).
10.21	Form of Inducement Letter (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2024)
10.22	Form of July 2024 New Warrant (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 2, 2024)
10.23	Form of July 2024 Placement Agent Warrant (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 2, 2024).
10.24	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on July 3, 2025)
10.25	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on July 3, 2025)
10.26	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on September 3, 2025)
10.27	Form of Common Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 2, 2025)
10.28	Form of White Lion RRA (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on October 2, 2025)
10.29	Form of PIPE Purchase Agreement (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on October 2, 2025)
10.30	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on October 2, 2025)
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Company
24.1*	Power of Attorney
107*	Filing Fee Table

*	Previously Filed.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freemont, California on October 16, 2025.

ACTELIS NETWORKS, INC.

By:	/s/ Tuvia Barlev
Tuvia Barlev
Chief Executive Officer and Secretary

Signature	Title	Date

/s/ Tuvia Barlev	Chief Executive Officer and Chairman of the Board of Directors	October 16, 2025
Tuvia Barlev	(Principal Executive Officer)

*	Chief Financial Officer and Deputy Chief Executive Officer	October 16, 2025
Yoav Efron	(Principal Financial Officer and Principal Accounting Officer)

*	Director	October 16, 2025
Niel Ransom

*	Director	October 16, 2025
Gideon Marks

*	Director	October 16, 2025
Julie Kunstler

By:	/s/ Tuvia Barlev
Tuvia Barlev
Attorney-in-fact*